UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2024

COLLEGIUM PHARMACEUTICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-37372	03-0416362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Technology Center Drive
Suite 300
Stoughton, MA 02072
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	COLL	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on July 28, 2024, Collegium Pharmaceutical, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Carrera Merger Sub Inc., an exempted company registered by way of continuation under the laws of the Cayman Islands and wholly owned subsidiary of the Company (“Merger Sub”), Ironshore Therapeutics Inc., an exempted company registered by way of continuation under the laws of the Cayman Islands (“Ironshore”) and Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of the Ironshore. Upon the closing of the acquisition (the “Closing”) on September 3, 2024 (the “Closing Date”), Merger Sub merged with and into Ironshore, with Ironshore continuing as the surviving company and a wholly-owned subsidiary of the Company (the “Merger”).

The aggregate consideration paid by the Company at the Closing pursuant to the Merger Agreement was approximately $525 million in cash (subject to customary adjustments for net working capital, indebtedness, cash, and transaction expenses), with one potential future commercial milestone payment of $25 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on July 28, 2024, in connection with signing of the Merger Agreement, the Company entered into a Second Amended and Restated Loan Agreement by and among the Company, certain of its subsidiaries party thereto, as guarantors, BioPharma Credit PLC as collateral agent, and BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership (investment funds managed by Pharmakon Advisors, LP) as the lenders (the “Lenders”) party thereto (the “Loan Agreement”), which provided for, among other things, a $325 million delayed draw term loan. On the Closing Date, the Company drew upon the delayed draw term loan and used the proceeds of the delayed draw term loan to fund a portion of the Merger consideration and pay fees and expenses in connection with the Merger and the Loan Agreement.

Item 7.01	Regulation FD Disclosure.

On September 4, 2024, the Company issued a press release announcing the Closing, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, on September 4, 2024, the Company posted a corporate presentation to its website that representatives of the Company may use from time to time in presentations or discussions with investors, analysts or other parties. A copy of the presentation is attached hereto as Exhibit 99.2.

The information included in this item and Exhibit 99.1 and Exhibit 99.2 are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall this item or Exhibit 99.1 or Exhibit 99.2 be incorporated by reference into the Company’s filings under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such future filing.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of the Business Acquired.

Financial statements, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Pro forma financial information, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

99.1	Press release of the Company, dated September 4, 2024

99.2	Investor Presentation of the Company, dated September 4, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2024	Collegium Pharmaceutical, Inc.

	By:	/s/ Colleen Tupper
Name: Colleen Tupper
Title: Executive Vice President and Chief Financial Officer